                                                                    Exhibit 23.2


The Board of Trustees
LaSalle Hotel Properties


We consent to the use of our reports related to the balance sheet of LaSalle Hotel Properties as of January 15, 1998, the combined balance sheets of the Initial Hotels (excluding and the LaGuardia Airport Marriott) as of December 31, 1996 and 1997 and related statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997, the statements of revenues and expenses and cash flows of the Omaha Marriott Hotel for the period from December 30, 1995 to December 19, 1996, the balance sheet of Rahn Key West Resort, Inc. as of December 31, 1996 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1996, the statements of revenues and expenses and cash flows of the Le Meridien Dallas for the year ended January 31, 1997 and the period from February 1, 1997 to September 4, 1997, the balance sheet of the MSCC Limited Partnership as of December 29, 1995 and related statements of operations, changes in partners' capital (deficit), and cash flows for the fiscal year ended December 29, 1995, the statements of revenues and expenses and cash flows of Marriott's Seaview Resort for the period from January 4, 1997 to November 7, 1997, and the balance sheets of the LaGuardia Airport Marriott as of December 31, 1995 and 1996 and the related statements of operations, changes in owners' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                                /s/ KPMG Peat Marwick LLP
Chicago, Illinois
April 17, 1998